Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Immunicon Seeks Termination of Exclusive Marketing Agreement and Damages from Veridex

Huntingdon Valley, PA, May 31, 2007 – Immunicon Corporation (NASDAQ-GM:IMMC) announced today that it is seeking to end its exclusive arrangement with Veridex, LLC, a subsidiary of Johnson & Johnson. In an arbitration demand filed today with the American Arbitration Association, Immunicon seeks termination of the 20-year exclusive worldwide agreement to market, sell and distribute Immunicon’s cancer diagnostic products, rescission of all licenses currently held by Veridex under that agreement, and compensatory and punitive damages based on “repudiation and fundamental breaches by Veridex of its contractual, agency and other fiduciary obligations to market, sell and distribute Immunicon’s cancer diagnostic products.”

Under the agreement, Veridex is appointed as exclusive sales agent, licensee and distributor responsible for selling cancer diagnostic products developed by Immunicon and remitting royalties on the sales of reagent kits to Immunicon. In its arbitration demand, Immunicon alleges, among other things, that Veridex breached its “obligation to use its best efforts to market” those products by “squander[ing] the opportunity to promptly and aggressively launch the Immunicon Products in 2004” and thereafter “reneg[ing] on its express commitment to engage and deploy sales representatives to personally promote, or ‘detail,’ the Immunicon Products to doctors.” According to the arbitration demand, “[w]hile seriously damaging to Immunicon and its shareholders, Veridex’s actions are depriving cancer patients – who are in severe need of the best treatment and testing – and their doctors of Immunicon’s FDA-approved cancer diagnostic tests.”

The agreement provides that the arbitration will take place before a single arbitrator, and that an award must be rendered within six months of the selection of the arbitrator. Selection of the arbitrator is expected to occur within forty five days from today. Immunicon has retained Jonathan J. Lerner, Esq. of the law firm of Skadden, Arps, Slate, Meagher and Flom LLP to represent it in the arbitration.

Immunicon also announced it has discontinued its previously-disclosed contract audit following receipt of Veridex’s response to the audit. The demand for arbitration alleges that “Veridex refused outright to permit a meaningful audit of its performance as exclusive sales agent and licensee for selling and marketing the Immunicon Products, and erected a series of other roadblocks to a meaningful audit.”

On May 25, 2007, after Veridex was informed that Immunicon was discontinuing the audit and that Immunicon might file claims against it, Veridex sent Immunicon a notification asserting that Immunicon was in “material breach” of the agreement. Immunicon believes that Veridex’s assertion is without merit.

Byron D. Hewett, Immunicon’s President and CEO, stated, “We are mindful of the serious nature of the actions we are taking today, but we do not believe Veridex’s conduct has left us any choice. We are at the mercy of our relationship with Veridex because Veridex represents our only sales and marketing outlet for the cellular analysis cancer diagnostic products covered by our agreement. Since the inception of this agreement in August 2000, we at Immunicon have successfully dedicated ourselves to our research and development obligations, as evidenced by the numerous FDA-cleared cancer diagnostic products we have developed. We have been frustrated by Veridex’s unwillingness to devote sufficient efforts and resources to effectively promote those products. We have been rational, reasonable and patient with Veridex, but our management and board now believe that today’s actions are in the best interests of our shareholders and are necessary to enable our products to reach the cancer patients who could benefit from the life-saving and life-enhancing capabilities of our diagnostic technology.”

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products, and is providing certain analytical services to pharmaceutical and biotechnology companies to assist them in developing new therapeutic agents, with an initial focus on cancer disease management.

Immunicon has developed platform technologies to identify, count and characterize a small number of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. For more information, please visit www.immunicon.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Immunicon cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, are based on the current expectations and intent of the management of Immunicon and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by these statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, but not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of product candidates; Immunicon’s ability to obtain licenses from third parties to commercialize products; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers; compliance with applicable manufacturing standards; retaining key personnel; delays in the development of new products or planned improvements to products; effectiveness of products compared to competitors’ products; protection of Immunicon’s intellectual property; conflicts with third party intellectual property; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media: Tierney Communications
James G. Murphy	Denise Portner
SVP of Finance & Administration, CFO	Vice President
215-346-8313	215-790-4395
jmurphy@immunicon.com	dportner@tierneyagency.com